Exhibit 99.1

SunPower Reports Q1’26 Results

●	Q1’26 Revenue $72.8 million

●	Q1’26 Op Inc ($12.9) million loss due to revenue miss and staffing for Q3’26 growth

●	Convertible note offering reduced debt by $40 million

●	Bookings increased to a record 4,446 jobs, up from 1,197 in Q1’25 due to acquisitions

●	2025 10K statement filed on time; difficult 10K audit

●	We plan to file the Q1’25-Q3’25 10Q restatements on time

OREM, Utah (May 12, 2026) – SunPower Inc. (herein “SunPower,” the “Company,” or Nasdaq: “SPWR”), a solar technology, services, and installation company, will present its Q1’26 results via webcast today, Tuesday, May 12, at 1:00pm ET. Register for the webcast here or by visiting our Events page: https://investors.sunpower.com/news-events/events.

Fellow Shareholders:

The preliminary, unaudited Q1’26 report is shown below, compared to the Q4’25 results from our recent 10K audit.

SunPower Q1’26 Revenue & Operating Income Statement1

	GAAP[2]		NON-GAAP[3]
($1000s, except gross margin)	Q1 2026	Q4 2025[4]	Q1 2026	Q4 2025[4]
Revenue	72,793	90,985	72,793	90,985
Gross Profit	45,162	45,996	46,883	55,195
Gross Margin	62%	51%	64%	61%
Operating Expense (Opex)	64,357	58,684	59,748	52,011
Opex (less commission)	35,793	46,584	31,184	39,911
Stock Comp, Intangibles, M&A3	6,331	15,872	0	0
Operating Income (loss)	(19,196)	(12,688)	(12,865)	3,184
Cash Balance[5]	9,488	9,617	9,488	9,617

SunPower CEO, T.J. Rodgers, said, “After four consecutive Preliminary Quarter Reports with positive operating income, we lost money in Q1’26 due to lower revenue combined with a ramp in spending for anticipated Q3’26 growth – which we still believe will happen.”

[1]	Non-GAAP Operating income is based on preliminary, unaudited non-GAAP results posted on the IR section of our website under “News” [us.sunpower.com].
[2]	Our 2025 GAAP financial statements are found in the 10K filing posted on our website.
[3]	Our non-GAAP financials are used to run the company. Our policy allows for only three GAAP/non-GAAP differences: a) no non-cash amortization of intangibles, b) no employee stock compensation charges and c) no one-time restructuring M&A gains or losses.

[4]	Restated 10Q results consistent with adjustments in the 2025 10K report, and upcoming Q1’25-Q3’25 restatements
[5]	Cash balances exclude restricted cash and include issued but uncashed checks.

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10K Audit Analysis (by T.J. Rodgers)

Before analysing the results from Q1’26 and the forecast for Q2’26, I want to present the restated 2025 quarterly results for revenue and operating income both before and after the 10K adjustments as shown below. During our 2025 10K audit, I realized that our company’s structure, a collection of six non-public companies with immature accounting, presented our finance group with a very tough job – to reconcile our first 10K audited annual results with the preliminary, unaudited “Prior Quarterly Reports” issued in Q1’25-Q4’25, before the 10K audit.

These Prior Quarterly Reports came from six different IT systems, two of them now obsolete, but our auditor, BDO, still had to run a full 10K audit process. The financial results for revenue and non-GAAP operating income for the yearly (10K) and quarterly (restated 10Q) are presented below compared to the Prior Quarterly Reports.

Our Prior Quarterly Reports showed four consecutive quarters of non-GAAP operating income in 2025, totalling $10.9 million for the year.

Our restated reports use retroactive 10K adjustments that made Q1’25 unprofitable, Q3’25 more profitable and lowered the annual non-GAAP operating income to $7.33 million, the new source of truth for our finances.

The standard auditing method is to sample line items from our books and ask us to retrieve and supply independent third-party documentation that proves the books are accurate.

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Our Prior Quarter Reports showed well vs. the 10K results for full-year revenue (10K: $300 million vs. Prior: $308 million). The extra $8 million in revenue in the Prior Quarterly Reports came from a double booking at legacy company Blue Raven in their now-defunct Albatross accounting system prior to acquisition. Our 2025 10K non-GAAP operating income (10K: $7.3 million vs. Prior: $10.9 million) showed a difference due primarily to pre-acquisition balance sheet assets we wrote off. This result triggered the auditors’ requirement to restate Q1’25 through Q3’25.

There are nine steps in our solar installation process that document our reported installation revenue. Our auditors required proof with hard third-party evidence on each of the nine steps of each of our 11,500 jobs in 2025. This process led to 390 formal requests for information from our auditors during the 10K audit.

The observations above are made to scope the problem, not to make excuses. The problem is mine. In the semiconductor industry, wafer fabrication equipment is network-connected and self-reports problems. Every wafer is automatically tested hundreds of times in the line. By contrast, while the solar problem is less sophisticated, it is tougher on accounting. SunPower’s solar panels and customers are spread out all over the U.S. – where a fraction of our customers, for example the new homeowners, are often non-responsive. Nonetheless, solar financial reporting must meet full public company standards. In 34 years as the CEO of Cypress Semiconductor, we reported zero restated quarters. I actually verified that fact to insure I was not remembering the “good old days” as better than reality.

What SunPower has done: 1) We have received and accepted the resignation of the CFO, 2) I have been appointed by the board of directors as SunPower’s Principal Financial Officer for approximately one month, until we hire our current CFO candidate, 3) the board has appointed Bernard Gutmann (eight years as the CFO of the $42 billion chip company ON Semiconductor) to the board and to serve on our audit committee, 4) the SunPower team responsible for implementing Sarbanes-Oxley (SOX) accounting procedures (the standard solution to problems like ours) now reports through our Quality VP, Surinder Bedi, directly to the Chairman of our Audit Committee, Ron Pasek (the board’s other former CFO), 5) all SunPower responses to audit questions are now formal documents reviewed by our Quality Department and typically delivered to our auditors in less than two hours after the request, and 6) during our first 10K audit and in the future, we will bolster the finance team with people from both Operations and Quality to help respond to complex audit questions more quickly and accurately.

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Rodgers continued, “The vision above is not a CEO’s zero-defect dream. A similar SunPower financial zero-defect effort led by Quality in 2025 permanently eliminated the input data quality problems suffered by one of our funding sources, reducing a 16% submission error rate on payment requests to 0.00% – for a full year. The effort led to SunPower’s being recognized as a “Platinum Partner” with reduced financing fees. One of my overarching corporate goals is to use quality of execution as a competitive weapon.

Q1’26 Results and Beyond

●	Our Q1’26 revenue was $72.8 million, down 9% from our Q4’25 $80 million guidance, primarily due to our Q1’26 revenue slowdown, which was actually mild compared to the market. This alone would have led to only a $1.8 million operating income fall through, but

●	Our non-GAAP operating income was driven to $(12.9) million by another $9.9 million in added spending in anticipation of what we still expect to be a big Q3’26.

●	Our ending cash balance was $9.5 million vs. $9.6 million last quarter

Q2’26 had been on target until the end of April. We reacted immediately in early May with $9.9 million in quarterly cost cutting, using a RIF and other cost reductions.

What SunPower has done:

●	RIFed 115 employees.

●	Installed an across-the-board four-day workweek until September.

●	Cut the inside sales group from 90 to 15 people, affecting revenue less than 10% because paradoxically call center sales have lower profit and a worse cashflow profile than does our conventional 1,552-member salesforce.

●	Reduced finance costs, which had ballooned during the 10K audit.

Rodgers continued, “These actions reduced our ongoing operating expense permanently by about $9.9 million per quarter, starting in May, too late to help Q1’26, but 60% of those savings will help Q2’26. Hence, for our current Q2’26 revenue estimate of $75 million, we estimate our operating loss will be about $3.0 million. Finally, we forecast our Q3’26 revenue will climb to $96 million – our cashflow breakeven point – as shown on the revenue graph below, which also shows our current operating income breakeven revenue of $76 million.

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Rodgers concluded, “Our Q1’26 bookings shown below were driven by acquisitions to record levels, which will show up in revenue in Q3’26 and beyond.”

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About SunPower

SunPower Inc. (Nasdaq: SPWR) is a leading residential solar services provider in North America. The Company’s digital platform and installation services support energy needs for customers wishing to make the transition to a more energy-efficient lifestyle. For more information visit www.sunpower.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “preliminary,” “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “in the process,” “focus,” “forecast,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” or the negative of these terms or similar expressions. Forward-looking statements in this press release include, without limitation, our Q2’26 revenue and operating profit projections, our expectations regarding our financial performance, including our revenue plan; the anticipated timing for the filing of the Q1’26 Form 10-Q and Q1’25 – Q3’25 Form 10-Q restatements; and our expectations regarding the benefits of or our acquisitions; our expectations regarding steps taken to improve our internal controls and procedures; the anticipated impacts and benefits of our cost control efforts; and our expectations and plans relating to further cost control efforts. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to implement further headcount reductions and cost controls, our ability to integrate and operate the combined business with Sunder and Ambia, our ability to achieve the anticipated benefits of acquisitions (including Sunder, Ambia and Cobalt), our ability to raise capital and maintain expected cash balances, global market conditions, any adjustments, changes or revisions to our financial results arising from our financial closing procedures, the completion of our financial statements for Q1’26 and the filing of the related Form 10-Q, the completion of our restatements for Q1’25 – Q3’25, and other risks and uncertainties applicable to our business. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our annual report on Form 10-K filed with the SEC on April 14, 2026, our quarterly reports on Form 10-Q filed with the SEC and other documents that we have filed with, or will file with, the SEC. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements in this press release speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SunPower assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Preliminary and Unaudited Financial Results

The selected unaudited financial results for the Q1’26 are preliminary and subject to our quarter-end accounting procedures. As a result, the financial results presented in this press release may change in connection with the finalization of our closing and reporting processes and financial statements for Q1’26 and may not represent the actual financial results for such period. In addition, the information in this press release is not a comprehensive statement of our financial results for Q1’26, should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of our results for any future period.

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Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America ("GAAP"), SunPower provides additional financial metrics in this press release that are not prepared in accordance with GAAP ("non-GAAP"). Management believes the non-GAAP financial measures in this press release, in addition to GAAP financial measures, are useful measures of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of SunPower’s operating performance, such as amortization of goodwill and expensing employee stock options in addition to accounting for their dilutive effect, which facilitates the analysis of SunPower’s core operating results across reporting periods. The non-GAAP financial measures do not replace the presentation of SunPower’s GAAP financial results and should only be used as a supplement to, not as a substitute for, SunPower’s financial results presented in accordance with GAAP. Descriptions of and reconciliations of the non-GAAP financial measures used in this press release are included in the financial table above and related footnotes. We encourage investors to carefully consider our preliminary results under GAAP, as well as our preliminary non-GAAP information and the reconciliations between these presentations, to more fully understand our business. Non-GAAP financial measures are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Company Contacts:

Sioban Hickie

VP Investor Relations

IR@sunpower.com

(801) 515-8727

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SUNPOWER

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (PRELIMINARY)

(In Thousands)

		AS REPORTED Unaudited
	Note	Q1 2026	Q4 2025
GAAP operating Income (loss) from continuing operations		(19,196)	(12,688)

Depreciation and amortization	A	3,710	4,833
Stock based compensation	B	1,605	2,611
Restructuring charges	C	1,016	8,428
Total of Non-GAAP adjustments		6,331	15,872

Non-GAAP Operating Income (loss)		(12,865)	3,184

Notes:

(A)	Depreciation and amortization: Depreciation and amortization related to capital expenditures.

(B)	Stock-based compensation: Stock-based compensation relates to our equity incentive awards and for services paid in warrants. Stock-based compensation is a non-cash

(C)	Acquisition Costs: Costs primarily related to acquisition, headcount reductions (i.e. severence), legal, professional services (i.e. historical carveout audits) and due diligence.

Source: SunPower Inc.

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